UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2012

EMMIS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-23264	35-1542018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE EMMIS PLAZA, 40 MONUMENT CIRCLE, SUITE 700, INDIANAPOLIS, INDIANA 46204

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 317-266-0100

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the transactions disclosed under Item 8.01 below, Emmis Communications Corporation (“Emmis”) borrowed an additional $0.6 million under its Note Purchase Agreement with Zell Credit Opportunities Master Fund, L.P., dated November 10, 2011. After giving effect to such borrowing, Emmis had drawn $31.9 million of the $35.0 million available to it thereunder and since it has used all four of the available draws, is no longer able to make further borrowings thereunder.

Item 8.01.	Other Events.

Emmis has recently entered into securities purchase agreements with certain holders of its 6.25% Series A Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Preferred Stock”). Pursuant to the terms of the agreements, Emmis reacquired 25,700 shares of its Preferred Stock from such holders at an average price of $21.50 per share of Preferred Stock. The purchased shares of Preferred Stock have been cancelled and retired. As disclosed previously by Emmis, together with shares already acquired, Emmis has reacquired, cancelled and retired a total of 386,850 shares of its Preferred Stock to date.

As a result of the completion of these purchases, Emmis has 2,422,320 shares of Preferred Stock issued and outstanding and 452,680 shares of Preferred Stock authorized but unissued. Pursuant to the terms of total return swaps and voting agreements entered into with certain holders of Preferred Stock, Emmis has the right to direct the vote of 1,484,679 outstanding shares Preferred Stock (representing approximately 61.3% of the outstanding shares of Preferred Stock). In the future, Emmis may issue shares of Preferred Stock to a third party or third parties who may agree to vote their shares in accordance with the prior written instructions of Emmis. If Emmis issues 390,604 of the 452,680 authorized but unissued shares of Preferred Stock under such voting arrangements, it will have the ability to direct the vote of more than 66 2/3% of its issued and outstanding shares of Preferred Stock. Although the Board of Directors of Emmis has not made any determinations with respect to issuing additional shares of Preferred Stock or amending the terms of the Preferred Stock, if Emmis is able to direct the vote of more than 66 2/3% of its issued and outstanding shares of Preferred Stock, it may then elect to, among other things, amend various provisions applicable to the Preferred Stock, including but not limited to: (i) reducing or eliminating the liquidation preference of the Preferred Stock, (ii) removing the ability of the holders of Preferred Stock to require Emmis to repurchase all or any portion of such holders’ Preferred Stock upon a change of control or certain going-private transactions, (iii) removing Emmis’ obligation to pay to holders of Preferred Stock the amount of dividends in respect of their Preferred Stock that are currently accrued and unpaid, (iv) changing the designation of the Preferred Stock from “Cumulative” to “Non-Cumulative” such that dividends or distributions on the Preferred Stock shall cease to accrue, (v) eliminating the rights of the holders of Preferred Stock to nominate directors to Emmis’ Board of Directors as a result of arrearages in dividends, and (vi) eliminating the restrictions on Emmis’ ability to pay dividends or make distributions on its common stock prior to paying accrued and unpaid dividends or distributions on Preferred Stock. Emmis may also choose to purchase or sell additional shares of its Preferred Stock in the future.

Note: Certain statements included in this Report on Form 8-K which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	changes in audience measurement systems

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 30, 2012

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ J. Scott Enright
Name: J. Scott Enright Title: Executive Vice President, General Counsel and Secretary